UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

iSpecimen Inc.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On May 18, 2026, iSpecimen Inc., a Delaware corporation (the “Company”), is sending the following letter to stockholders in connection with the Company’s 2025 Annual Meeting of Stockholders (the “Annual Meeting”). The definitive proxy statement for the Annual Meeting was filed with the Securities and Exchange Commission on November 21, 2025.

***

May 18, 2026

Dear Fellow iSpecimen Stockholders,

Our Annual Meeting, originally scheduled for December 31, 2025, has been adjourned once again to May 29, 2026 at 9 am EST due to a lack of quorum. To date, we have not received your vote, so please take the time to cast your vote today and help us avoid further expenses associated with this meeting. The items on the ballot include the election of one director, Arphing (Tommy) Lee, for a 3-year term expiring at the 2028 annual meeting, ratification of Bush & Associates CPA LLC as our independent registered public accounting firm for the year ending December 31, 2025, approval of the iSpecimen Inc. 2025 Stock Incentive Plan, and transaction of such other business that may come before the meeting.

Your Board of Directors recommends that stockholders vote “FOR” all proposals outlined in the proxy materials previously provided to you.

Regardless of the number of shares you own, your vote is very important. Whether or not you plan to attend the meeting, we encourage you to vote as soon as possible to ensure that your shares are represented. Even if you have since sold your shares, you still have the right to vote as a holder of record on November 3, 2025.

Voting is quick and easy. You may vote by any of the following methods:

●	Online: www.proxyvote.com

●	Telephone: 800-454-8683

If you have already voted your shares, please accept our sincere thanks and disregard this reminder. If you have any questions or need assistance voting your shares, please call (877) 598-6925.

Thank you for your continued support and participation.

Sincerely,

/s/ Katharyn Field
Katharyn Field
Chief Executive Officer

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